Exhibit 99.2
Business and Properties
General
In 1995, DTE Energy incorporated in the State of Michigan. Our utility operations consist primarily of Detroit Edison and MichCon. We also have numerous non-utility subsidiaries engaged in energy marketing and trading, energy services, and various other electricity, coal and gas related businesses. DTE Energy is an exempt holding company under the Public Utility Holding Company Act (PUHCA) of 1935, except Section 9(a)(2) that relates to the acquisition of securities of public utility companies and Section 33 that relates to the acquisition of foreign (non-U.S.) utility companies.
Detroit Edison is a Michigan corporation organized in 1903 and is a public utility subject to regulation by the Michigan Public Service Commission (MPSC) and the Federal Energy Regulatory Commission (FERC). Detroit Edison is engaged in the generation, purchase, distribution and sale of electricity to 2.1 million customers in southeastern Michigan.
MichCon is a Michigan corporation organized in 1898 and is a public utility subject to regulation by the MPSC. MichCon is engaged in the purchase, storage, transmission, distribution and sale of natural gas to 1.2 million customers throughout Michigan.
In February 2003, we sold the International Transmission Company (ITC), a FERC regulated transmission company. See Note 3 for a further discussion of the ITC sale and its presentation as a discontinued operation.
Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to such reports are available free of charge through the investor relations page of our website: www.dteenergy.com, as soon as reasonably practicable after they are filed with or furnished to the Securities and Exchange Commission (SEC). The information on our website is not, and shall not be deemed to be, a part of this Form 8-K or any other filing we make with the SEC. Our previously filed reports and statements are also available at the SEC’s website: www.sec.gov.
We have a code of ethics that applies to our chief executive officer and all senior financial officers, including our chief financial officer, controller, assistant controllers, treasurer and assistant treasurers. Our code of ethics is available in the corporate governance section of the investor relations webpage of our website located at www.dteenergy.com. Should we make changes in, or provide waivers from, the provisions of the code of ethics that the SEC requires us to disclose, we intend to disclose these events in the governance section of our investor relations website.
References in this report to “we,” “us,” “our” or “Company” are to DTE Energy and its subsidiaries, collectively.
Corporate Structure
Through 2004, we operated our businesses through three strategic business units (Energy Resources, Energy Distribution and Energy Gas). Each business unit had utility and non-utility operations. The balance of our business consisted of Corporate & Other. See Note 16 — Segment and Related Information, for financial information by segment for the last three years. In 2005, we realigned our operations into the following business units to strengthen the Company’s focus on customer relationships and growth within our non-utility businesses. Based on this structure, we set strategic goals, allocate resources and evaluate performance. Starting with the second quarter of 2005, we reported our segment information based on this following new structure.

•	Electric Utility, consisting of Detroit Edison;

•	Gas Utility, primarily consisting of MichCon;

•	Non-utility Operations
•	Power and Industrial Projects, primarily consisting of synfuel projects, on-site energy services, steel-related projects, power generation with services, and waste coal recovery operations;

•	Unconventional Gas Production, primarily consisting of unconventional gas project development and production;

•	Fuel Transportation and Marketing, primarily consisting of coal transportation and marketing, gas pipelines and storage, and energy marketing and trading operations; and
•	Corporate & Other, primarily consisting of corporate support functions and certain energy technology investments.
A discussion of each business unit follows.
ELECTRIC UTILITY
Description
Our Electric Utility segment consists of Detroit Edison, a Michigan corporation organized in 1903 which is a wholly owned subsidiary of DTE Energy. Detroit Edison is a public utility subject to regulation by the MPSC and FERC and is engaged in the generation, purchase, distribution and sale of electric energy to 2.1 million customers in a 7,600 square mile area in southeastern Michigan.
In January 2003, we sold the steam heating business of Detroit Edison to Thermal Ventures II, LP.
Our plants are regulated by numerous federal and state governmental agencies, including the MPSC, the FERC, the NRC, the EPA and the MDEQ. Electricity is generated from Detroit Edison’s numerous fossil plants, its hydroelectric pumped storage plant and its nuclear plant, and is purchased from electricity generators, suppliers and wholesalers. The electricity we produce and purchase is sold to four major classes of customers: residential, commercial, industrial and wholesale, principally throughout Michigan, the Midwest and Ontario, Canada.
Weather, economic factors and electricity prices affect sales levels to customers. Our peak load and highest total system sales generally occur during the third quarter of the year, driven by air conditioning and other cooling-related demands. Our sales are made to a diverse base of customers in both type and number; sales levels are not dependent on any small market segment. Customers who elect to purchase their electricity from alternative energy suppliers by participating in the electric Customer Choice program have an unfavorable effect on our financial performance.
Our power is generated from a variety of fuels and is supplemented with market purchases. The following table details our energy supply mix and average cost per unit:

(in thousands of MWh)	2004		2003		2002
Power Generated and Purchased
Power Plant Generation
Fossil	39,432	75%	38,052	72%	39,017	67%
Nuclear (Fermi 2)	8,440	16	8,114	16	9,301	16

	47,872	91	46,166	88	48,318	83
Purchased Power	4,650	9	6,354	12	9,807	17

System Output	52,522	100%	52,520	100%	58,125	100%

Average Unit Cost ($/MWh)
Generation (1)	$12.98		$12.89		$12.53

Purchased Power (2)	$37.06		$41.73		$39.16

Overall Average Unit Cost	$15.11		$16.38		$17.02

(1)	Represents fuel costs associated with power plants.

(2)	Includes amounts associated with hedging activities.
We expect an adequate supply of fuel and purchased power to meet our obligation to serve customers. The effect of lost sales due to the electric Customer Choice program has reduced our need for purchased power and increased our ability to sell power in the wholesale market. We have short and long-term supply contracts for expected fuel and purchased power requirements as detailed in the following table:

	2005
	Contracted	Open
Expected Supply
Coal	84%	16%
Natural Gas	26%	74%
Oil	20%	80%
Purchased Power	75%	25%
Our generating capability is heavily dependent upon the availability of coal. Coal is purchased from various sources in different geographic areas under agreements that vary in both pricing and terms. Detroit Edison expects to obtain the majority of its coal requirements through long-term contracts with the balance to be obtained through short-term agreements and spot purchases. Detroit Edison has contracts with five coal suppliers and several over-the-counter brokers for a total purchase of up to 35 million tons of low-sulfur western coal to be delivered through 2008. Detroit Edison also has contracts with four suppliers for the purchase of approximately 6 million tons of Appalachian coal to be delivered through 2006. These existing long-term coal contracts either have fixed prices or include provisions for price escalation as well as de-escalation. Given the geographic diversity of supply, Detroit Edison believes it can meet the expected generation requirements. We own and lease a fleet of rail cars and have long-term transportation contracts with companies to provide rail and vessel services for delivery of purchased coal to our generating facilities.
We purchase power from other electricity generators, suppliers and wholesalers. These purchases supplement our generation capability to meet customer demand during peak cycles. For example, when high temperatures occur during the summer, we require additional electricity to meet demand. This access to additional power is an efficient and economical way to meet our obligation to customers without increasing capital expenditures to build additional power facilities.

(in thousands of MWh)	2004	2003	2002
Electric Deliveries
Residential	15,081	15,074	15,958
Commercial	13,425	15,942	18,395
Industrial	11,472	12,254	13,590
Wholesale	2,197	2,241	2,249
Other	401	402	403

	42,576	45,913	50,595
Electric Choice	9,245	6,193	2,967
Electric Choice – Self Generators*	595	1,088	543

Total Electric Deliveries	52,416	53,194	54,105

*	Represents deliveries for self generators who have purchased power from alternative energy suppliers to supplement their power requirements.
Regulation
Detroit Edison’s business is subject to the regulatory jurisdiction of various agencies, including the MPSC, the FERC and the NRC. The MPSC issues orders pertaining to rates, recovery of certain costs, including the costs of generating facilities and regulatory assets, conditions of service, accounting and operating-related matters. Detroit Edison’s MPSC-approved rates charged to customers have historically been designed to allow for the recovery of costs, plus an authorized rate of return on our investments. The FERC regulates Detroit Edison with respect to financing authorization and wholesale electric activities. The NRC has regulatory jurisdiction over all phases of the operation, construction, licensing and decommissioning of Detroit Edison’s Fermi 2 nuclear plant.
Since 1996 there have been several important acts, orders, court rulings and legislative actions in the State of Michigan that affect our Power Generation operations. In 1996, the MPSC began an initiative designed to give all of Michigan’s electric customers access to electricity supplied by other generators and marketers. In 1998, the MPSC authorized the electric Customer Choice program that allowed for a limited number of customers to purchase electricity from suppliers other than their local utility. The local utility would continue to transport the electric supply to the customers’ facilities, thereby retaining distribution margins. The electric Customer Choice program was phased in over a three-year period, with all customers having the option to choose their electric supplier by January 2002.
In 2000, the Michigan Legislature enacted legislation that reduced electric rates by 5% and reaffirmed January 2002 as the date for full implementation of the electric Customer Choice program. This legislation also contained provisions freezing rates through 2003 and preventing rate increases for small business customers through 2004 and for residential customers through 2005. The legislation and an MPSC order issued in 2001 established a methodology to enable Detroit Edison to recover stranded costs related to its generation operations that may not otherwise be recoverable due to electric Customer Choice related lost sales and margins. The legislation also provides for the recovery of the costs associated with the implementation of the electric Customer Choice program. The MPSC has determined that these costs will be treated as regulatory assets. Additionally, the legislation provides for recovery of costs incurred as a result of changes in taxes, laws and other governmental actions including the Clean Air Act.
In January 2004, the MPSC issued an order adopting rules governing service quality and reliability standards for electric distribution systems. The reliability standards establish performance levels for service restoration, wire-down relief requests, customer call answer time, customer complaint response, meter reading and new service installations. The order also establishes penalties for delays in service restoration during normal conditions, catastrophic storms and repetitive outages. Detroit Edison is required to file an annual report providing information regarding performance against the measures provided and any penalties incurred.
In 2004, the MPSC issued interim and final rate orders that authorized electric rate increases totaling $374 million, and eliminated transition credits and implemented transition charges for electric Customer

Choice customers. The increases were applicable to all customers not subject to a rate cap. The interim order affirmed the resumption of the Power Supply Cost Recovery (PSCR) mechanism for both capped and uncapped customers, which reduced PSCR revenues. The MPSC also authorized the recovery of approximately $385 million in regulatory assets, including stranded costs. The final order addressed numerous issues relating to regulatory assets, including the actual amounts recoverable and the recovery mechanism.
See Note 4 – Regulatory Matters for additional information regarding the 2004 rate orders and our regulatory environment.
Properties
Detroit Edison owns generating properties and facilities that are primarily located in the State of Michigan. Substantially all the net utility properties of Detroit Edison are subject to the lien of its mortgage. Power Generation plants owned and in service as of December 31, 2004 are as follows:

	Location by	Summer Net
	Michigan	Rated Capability (1) (2)
Plant Name	County	(MW)	(%)	Year in Service
Fossil-fueled Steam-Electric
Belle River (3)	St. Clair	1,026	9.3%	1984 and 1985
Conners Creek	Wayne	215	1.9	1951
Greenwood	St. Clair	785	7.1	1979
Harbor Beach	Huron	103	0.9	1968
Marysville	St. Clair	84	0.7	1943 and 1947
Monroe (4)	Monroe	3,080	27.8	1971, 1973 and 1974
River Rouge	Wayne	510	4.6	1957 and 1958
St. Clair	St. Clair	1,415	12.8	1953, 1954, 1959, 1961 and 1969
Trenton Channel	Wayne	730	6.6	1949 and 1968

		7,948	71.7
Oil or Gas-fueled Peaking Units	Various	1,102	10.0	1966-1971, 1981 and 1999
Nuclear-fueled Steam-Electric
Fermi 2 (5)	Monroe	1,111	10.0	1988
Hydroelectric Pumped Storage
Ludington (6)	Mason	917	8.3	1973

		11,078	100.0%

(1)	Summer net rated capabilities of generating units in service are based on periodic load tests and are changed depending on operating experience, the physical condition of units, environmental control limitations and customer requirements for steam, which otherwise would be used for electric generation.

(2)	Excludes one oil-fueled unit, St. Clair Unit No. 5 (250 MW), in cold standby status.

(3)	The Belle River capability represents Detroit Edison’s entitlement to 81.39% of the capacity and energy of the plant. See Note 6 – Jointly Owned Utility Plant.

(4)	The Monroe Power Plant provided 35% of Detroit Edison’s total 2004 power plant generation.

(5)	Fermi 2 has a design electrical rating (net) of 1,150 MW.

(6)	Represents Detroit Edison’s 49% interest in Ludington with a total capability of 1,872 MW. See Note 6.
Detroit Edison owns and operates 667 distribution substations with a capacity of approximately 31,381,500 kilovolt-amperes (kVA) and approximately 415,000 line transformers with a capacity of approximately 24,792,000 kVA. Substantially all of the net utility properties of Detroit Edison are subject to the lien of its mortgage. Circuit miles of distribution lines owned and in service as of December 31, 2004 are as follows:

Electric Distribution	Circuit Miles
Operating Voltage-Kilovolts (kV)	Overhead	Underground
4.8 kV to 13.2 kV	28,060	12,929
24 kV	101	690
40 kV	2,322	326
120 kV	70	13

	30,553	13,958

There are numerous interconnections that allow the interchange of electricity between Detroit Edison and electricity providers external to our service area. These interconnections are generally owned and operated by ITC and connect to neighboring energy companies.
Energy Assistance Programs
Energy assistance programs, funded by the federal government and the State of Michigan, remain critical to Detroit Edison’s ability to control its uncollectible accounts receivable and collections expenses.
Detroit Edison’s uncollectible accounts receivable expense is directly affected by the level of government funded assistance its qualifying customers receive. We are working with the State of Michigan and others to increase the share of funding allocated to our customers to be representative of the number of low-income individuals in our service territory.
Strategy and Competition
We strive to be the preferred electricity supplier in southeast Michigan. Our strategy focuses on improving reliability, restoration time and the quality of customer service and lowering operating costs by improving operating efficiencies. We believe that we can accomplish our goal by working with our customers, communities and regulatory agencies to be a reliable low cost supplier of electricity. To control expenses, we optimize our fuel blends thereby taking maximum advantage of low cost, environmentally friendly low-sulfur western coals. To ensure generation reliability, we will continue to make investments in our generating plants that will improve both plant availability and operating efficiencies. We also are targeting capital investments in areas that have the greatest impact on reliability improvements with the goal of managing distribution rates charged to utility customers. Revenues from year to year will vary due to weather conditions, economic factors, regulatory events and other risk factors as discussed in the “RISK FACTORS” section that follows.
Effective January 2002, the electric Customer Choice program expanded in Michigan whereby all of the Company’s electric customers can choose to purchase their electricity from alternative suppliers of generation services. Detroit Edison lost 18% of retail sales in 2004, 12% in 2003 and 5% of such sales in 2002 as a result of customers choosing to purchase power from alternative suppliers. Customers participating in the electric Customer Choice program consist primarily of industrial and commercial customers whose MPSC-authorized full service rates exceed the cost of service. We will continue to utilize the wholesale market to sell the generation made available by the electric Customer Choice program, in order to lower costs for full service customers.
Detroit Edison acquires transmission services from International Transmission Company (ITC), a wholly owned subsidiary of DTE Energy until February 2003. By FERC order, rates charged by ITC to Detroit Edison were frozen through December 2004. Thereafter, rates became subject to normal FERC regulation. With the MPSC’s November 2004 final rate order, transmission costs are recoverable through Detroit Edison’s PSCR mechanism.

Competition in the regulated electric distribution business is primarily from the on-site generation of industrial customers and from distributed generation applications by industrial and commercial customers. We do not expect significant competition for distribution to any group of customers in the near term.
GAS UTILITY
Description
Gas Utility operations primarily consist of MichCon. MichCon provides gas sales and transportation delivery services to 1.2 million residential, commercial and industrial customers located throughout Michigan.
Gas Utility makes gas sales primarily to residential and small-volume commercial and industrial customers. It provides end user transportation to large-volume commercial and industrial customers and gas Customer Choice customers who purchase natural gas directly from other suppliers and utilize MichCon’s pipeline network to transport the gas to the customers’ facilities. Gas Utility provides intermediate transportation to producers, brokers and other gas companies that own the natural gas transported, but are not the ultimate consumers. Gas Utility’s revenues and net income are impacted by weather and are concentrated in the first and fourth quarters of the year due to heating-related demand. Gas Utility’s operations are not dependent upon a limited number of customers, and the loss of any one or a few customers is not reasonably likely to have a material adverse effect on Gas Utility.
The following table details sales and deliveries to these customers.

(in Millions)	2004	2003	2002
Gas Revenues
Gas Sales	$1,435	$1,242	$1,135
End-user Transportation	119	136	122
Intermediate Transportation	56	51	48
Other	72	69	64

	$1,682	$1,498	$1,369

(in Bcf)
Gas Deliveries
Gas Sales	173	181	174
End-user Transportation	145	152	171
Intermediate Transportation	536	576	492

	854	909	837

We obtain our natural gas supply from various sources in different geographic areas under agreements that vary in both pricing and terms. Supply under contract represents approximately 58% of the expected 188 Bcf of supply requirements in 2005. We expect to meet the balance of gas supply requirements through open market purchases. We expect that 20% of our 2005 purchases will be under fixed-price contracts, with the remaining 80% acquired at prevailing market prices. As a result of varying demand primarily due to weather, Gas Utility may use existing gas in inventory to meet unanticipated customer obligations. Given the geographic diversity of supply, coupled with its 124 Bcf of storage capacity, we believe we can meet the supply requirements for customers. We have long-term firm transportation agreements expiring on various dates through 2011 for delivery of purchased natural gas to our distribution system.
Regulation
MichCon is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting and operating-related matters. We are subject to the requirements of other regulatory agencies with respect to safety, the environment and health.
In the late 1990s, the MPSC began an initiative designed to give all of Michigan’s natural gas customers added choices and the opportunity to benefit from lower gas costs resulting from competition. In 1999, the MPSC approved a comprehensive experimental three-year gas Customer Choice program that allowed an increasing number of customers to purchase natural gas from suppliers other than their local utility. In December 2001, the MPSC issued an order that continued the gas Customer Choice program on a permanent and expanding basis. The permanent gas Customer Choice program was phased in over a three-year period, with all customers having the option to choose their gas supplier by April 2004. Since MichCon continues to transport and deliver the gas to the participating customer premises at prices comparable to margins earned on gas sales, customers switching to other suppliers have little impact on MichCon’s earnings.
Under the December 2001 MPSC order, MichCon returned to a gas cost recovery (GCR) mechanism, effective January 2002. Under this mechanism, MichCon’s gas sales rates include a gas commodity component designed to recover its actual gas costs and therefore does not have a commodity price risk for prudently incurred gas costs.
In September 2003, MichCon filed an application with the MPSC for an increase in service and distribution charges (base rates) for its gas sales and transportation customers. The filing requests an overall increase in base rates of $194 million per year (approximately 7% increase, inclusive of gas costs), beginning January 1, 2005. In September 2004, the MPSC issued an order granting interim rate relief of $35 million annually to MichCon. A final order is expected in the first quarter of 2005.
See Note 4 — Regulatory Matters, for additional information regarding the September 2004 interim rate order and our regulatory environment.
Properties
MichCon owns distribution, transmission and storage properties and facilities that are all located in the State of Michigan. At December 31, 2004, MichCon’s distribution system included approximately 18,000 miles of distribution mains, approximately 1,164,000 service lines and approximately 1,275,000 active meters. MichCon owns approximately 2,600 miles of transmission lines that deliver natural gas to the distribution districts and interconnect its storage fields with the sources of supply and the market areas. MichCon owns properties relating to four underground natural gas storage fields with an aggregate working gas storage capacity of approximately 124 Bcf. Substantially all of the net utility properties of MichCon are subject to the lien of its mortgage.
Energy Assistance Programs
Energy assistance programs funded by the federal government and the State of Michigan remain critical to MichCon’s ability to control its uncollectible accounts receivable expenses.
As previously discussed, we are working with the State of Michigan and others to increase the share of funding allocated to our customers to be representative of the number of low-income individuals in our service territory.
Strategy and Competition
The strategy of the Gas Utility business is to expand our role as the preferred provider of natural gas in Michigan. As a result of more efficient furnaces and appliances, we expect future sales volumes to remain at current levels or slightly decline. To offset these factors, we plan to expand our gas markets and to continue providing energy-related services that capitalize on our expertise, capabilities and efficient systems.

Competition in the gas business primarily involves other natural gas providers, alternate fuels and energy sources. Natural gas continues to be the preferred space and water-heating fuel. Developers select natural gas in new construction because of the convenience, cleanliness and relative price advantage compared to propane, fuel oil and other alternative fuels.
NON-UTILITY OPERATIONS
Power and Industrial Projects
Description
Power and Industrial Projects is comprised of Coal-Based Fuels, On-Site Energy Projects, non-utility Power Generation, Biomass and PepTec. Coal-Based Fuels operations include producing synthetic fuel from nine synfuel plants and producing coke from three coke battery plants. The production of synthetic fuel from all of our synfuel plants and the production of coke from one of our coke batteries generate tax credits under Section 29 of the Internal Revenue Code. On-Site Energy Projects include pulverized coal injection, power generation, steam production, chilled water production, wastewater treatment and compressed air supply. Non-utility Power Generation owns and operates four gas-fired peaking electric generating plants and manages and operates two additional gas-fired power plants under contract. Biomass develops, owns and operates landfill recovery systems in throughout United States. PepTec uses proprietary technology to produce high quality coal products from fine coal slurries typically discarded from coal mining operations (waste coal recovery).
Coal Based Fuels
Coal Based Fuels operations include producing synthetic fuel from our nine synfuel plants and producing coke from three coke battery plants. The production of synfuel from all of the synfuel plants and the production of coke from one of the coke battery plants generate tax credits under Section 29 of the Internal Revenue Code. Section 29 is designed to stimulate investment in and development of alternate fuel sources. We have private letter rulings from the IRS for all of our synfuel plants. Synfuel-related Section 29 tax credits expire in 2007. Section 29 tax credits for two of our three coke batteries expired at the end of 2002 with the third expiring in 2007.
The synthetic fuel process involves chemically modifying and binding particles of coal to produce a fuel that is used for power generation and coke production. The modification involves a three-step process that produces a solid synthetic fuel product. Since 2002, we have sold majority interests in eight of our nine synfuel plants, representing approximately 92 percent of our total production capacity. We anticipate selling a majority interest in our remaining 100% owned synfuel plant in 2005. We continue to consolidate these projects due to our controlling influence.
The coke battery facilities produce coke that is used in blast furnaces within the steel industry. DTE Energy is one of the largest independent producers in the U.S. of coke for the steel industry.

(Dollars in Millions)	2004	2003	2002
Coal-Based Fuels – Tax Credits Generated
Synfuel Plants
Allocated to DTE Energy	$29	$228	$180
Allocated to partners	411	146	66

	$440	$374	$246

Coke Battery Plants:
Allocated to DTE Energy	$2	$3	$57
Allocated to partners	—	—	35

	$2	$3	$92

On-Site Energy Projects
We own and/or operate on-site facilities, including pulverized coal injection, power generation, steam production, chilled water, wastewater treatment and compressed air. Many of these facilities deliver utility-type services to industrial, commercial and institutional customers. In 2004, we formed a utility services company that acquired utility-related assets from a large automotive company and entered into long-term agreements to provide utility and energy conservation services to the company. We then sold a 50% interest in the project to an unaffiliated partner. Also in 2004, we purchased a 50% interest in a company that owns and operates a cogeneration facility serving a tissue mill located in Mobile, Alabama.
Non-utility Power Generation
We operate peaking and gas-fired electric generating plants. We have four electric generating plants in operation, all located in the Great Lakes region. In 2004, we sold two of the three units at our Georgetown plant. We have contracts for the sale of approximately 42% of the 2005 and 2006 output of the remaining units.
Biomass
Biomass develops, owns and operates landfill gas recovery systems in the U.S. Landfill gas, a byproduct of solid waste decomposition, is composed of approximately equal portions of methane and carbon dioxide. Converting the methane into a renewable energy resource conserves fossil fuels. Some Biomass operations generate Section 29 tax credits that will expire in 2007.
Biomass helps limit potential greenhouse gas emissions by developing and implementing landfill gas recovery systems that capture the gas and use it productively. Such a recovery system eliminates detrimental air emissions by preventing methane from escaping into the atmosphere or migrating off-site and becoming a safety hazard. Landfill gas recovery systems also provide local utilities, industry and consumers with an opportunity to use a competitive, renewable source of energy. Applications for this form of energy include steam and electricity generation, fueling of asphalt plants and brick kilns and for processing into pipeline quality gas. In 2004, Biomass entered into a joint venture with Coal Transportation and Marketing to acquire facilities that produce coal mine methane gas.

(Dollars in Millions)	2004	2003	2002
Biomass
Landfill Sites	29	31	30
Gas Produced (in Bcf)	23.2	26.8	27.5
Tax Credits Generated*	$7.7	$10.5	$12.9

*	DTE Energy’s portion of total tax credits generated.
PepTec
We acquired the rights to a proprietary technology that produces high quality coal products from fine coal slurries that are typically discarded from coal mining operations (waste coal recovery). The technology has the additional benefit of improving the environment by allowing us to restore the land in accordance with reclamation requirements of each state. The technology produces a fine-coal fuel by removing mineral matter, clay-like impurities and oxides from waste material. The fine-coal fuel can be used in power plants, as a feedstock for synthetic fuel production and for other industrial applications. Our first facility in Ohio became operational in late-2003. We have experienced certain complications with our feedstock excavating process. We are working to resolve these complications and increase our production capacity to more than 500,000 tons of fine coal per year.

Properties
As of December 31, 2004, Coal Based Fuels owns interests in and operates nine synfuel plants at eight production sites. Additionally, we have interests in three coke battery facilities in the United States, two of which we operate.
Coal-Based Fuels

Facility	Location	% Owned	Industry Served

Synthetic Fuels
DTE Red Mountain, LLC *	Tarrant, AL	1%	Foundry Coke/Steel
DTE Belews Creek, LLC	Belews Creek, NC	1%	Utility
DTE Utah Synfuels, LLC	Price, UT	1%	Industrial/Utility
DTE Indy Coke, LLC	Moundsville, WV	1%	Utility
DTE Clover, LLC	Bledsoe, KY	5%	Utility
DTE Smith Branch, LLC	Pineville, WV	1%	Steel/Export
DTE River Hill, LLC	Karthaus, PA	100%	Utility
DTE Buckeye, LLC (2 plants)	Cheshire, OH	1%	Utility
Coke Battery
EES Coke Battery Co.	River Rouge, MI	51%	Steel
Indiana Harbor Coke Co., LP	East Chicago, IN	5%	Steel
DTE Burns Harbor LLC	Burns Harbor, IN	51%	Steel

*	Under the terms of a prior sale agreement, DTE Energy’s ownership interest increases to 51% in 2005.
The following are significant properties owned by On-Site Energy Services:
On-Site Energy Projects

Facility	Location	% Owned	Type

PCI Enterprises	River Rouge, MI	100%	Pulverized Coal
DTE Sparrows Point	Sparrows Point, MD	100%	Pulverized Coal
DTE Northwind	Detroit, MI	100%	Steam & Chilled Water
DTE Moraine	Moraine, OH	100%	Compressed Air
DTE Tonawanda	Tonawanda, NY	100%	Chilled & Waste Water
Metro Energy	Romulus, MI	50%	Electricity, Hot and Chilled Water
Mobile Energy Services	Mobile, AL	50%	Electric Generation, Electric Distribution, and Steam
DTE Energy Center	Various sites in	50%	Electric Distribution, Chilled Water, Waste Water,
	MI, IN, OH		Lighting, Compressed Air, Mist & Dust Collectors
The Power Generation Services’ fleet consists of four natural gas-fired electric generating plants that are all located in the Great Lakes region.
Power Generation

			Capacity
Facility	Location	% Owned	(in MW)

DTE Georgetown	Indianapolis, IN	100%	80
DTE River Rouge	River Rouge, MI	100%	240
Crete Energy Ventures	Crete, IL	50%	320
DTE East China	East China Twp, MI	100%	320

			960

Biomass gas operates 29 sites located in 12 states and other projects are under development.
Additionally, PepTec completed construction of a waste coal recovery facility on the site of a former operating coal mine in Ohio.

Strategy and Competition
Our strategy for Power and Industrial Projects is to continue leveraging our extensive energy-related operating experience and project management capability to develop and grow the on-site energy business. We will continue to evaluate opportunities to sell a majority interest in our remaining synfuel plant in 2005. We also will continue to pursue opportunities to provide asset management and operations services to third parties.
We anticipate building around our core strengths in the markets where we operate. In determining the markets in which to compete, we examine closely the regulatory environment, the number of competitors and our ability to achieve sustainable margins. We plan to maximize the effectiveness of our inter-related businesses as we expand from our current regional focus. As we pursue growth opportunities, our first priority will be to achieve value-added returns.
We plan to focus on the following areas for growth:
•	Optimizing of our synfuel portfolio;

•	Providing operating services to owners of power plants;

•	Acquiring and developing solid fuel fired power plants;

•	Expanding on-site energy projects; and

•	Developing new tax advantaged opportunities.
Biomass’ strategy capitalizes upon our industry experience of over 20 years. We are evaluating business growth through both development and acquisitions. We compete primarily with fossil fuels such as natural gas and coal. However, we believe the environmental benefits of biomass along with reasonable and economic access to landfill sites provide a platform for future growth.
We believe that the waste coal recovery business has the potential to contribute significantly to future earnings and provide significant environmental benefits.
Unconventional Gas Production
Description
Our Gas Production business is engaged in natural gas exploration, development and production. Gas Production owns one of the industry’s largest Antrim gas reserve bases predominantly located in the northern portion of the lower peninsula of Michigan. Our emphasis is on developing and producing the 335.4 Bcfe of proven reserves we owned as of December 31, 2004. We drilled 79 wells (67.3 net of interest of others) in 2004 with a success rate of 99%. Wells drilled in the Antrim shale have high success rates and low drilling costs, and are therefore considered low risk.
Gas Production is also involved in unconventional drilling opportunities outside of the State of Michigan that leverage our gas production capabilities and the skills and the experience of our other non-utility businesses. During 2004, Gas Production acquired 55,792 leasehold acres (48,857 net of interest of others) in the southern region of the Barnett shale in Texas, an area of increasing production. We currently have 7.9 Bcfe of proven reserves in the Barnett shale as of December 31, 2004. We began drilling 3 new wells (1.7 net of interest of others) in December 2004 and anticipate drilling additional wells, including test wells, in the first half of 2005. Initial results from the test wells are expected in mid-2005. If the results are successful, we could commit up to $350 million of capital over the next several years to develop these properties.

Properties
Gas Production owns interests in the following producing wells and acreage as of December 31.

	2004		2003		2002
	Gross	Net*	Gross	Net*	Gross	Net*
Producing Wells and Acreage Producing Wells
Antrim shale	1,878	1,523	1,814	1,471	1,728	1,388
Barnett shale	5	1	—	—	—	—

	1,883	1,524	1,814	1,471	1,728	1,388

Developed Lease Acreage
Antrim shale	266,064	213,959	262,321	212,067	261,823	219,675
Barnett shale	1,262	316	—	—	—	—

	267,326	214,275	262,321	212,067	261,823	219,675

Undeveloped Lease Acreage
Antrim shale	92,328	79,025	94,866	81,133	86,050	69,977
Barnett shale	54,530	48,541	—	—	—	—

	146,858	127,566	94,866	81,133	86,050	69,977

*	Excludes the interest of others.
The Antrim shale properties had 22.5 Bcfe of production in 2004. Gas Production expects to maintain its 335.4 Bcfe of proven reserves at December 31, 2004 by developing its acreage, thereby adding new reserves in low risk areas.
If Barnett shale test wells prove successful, Gas Production expects to substantially increase its proven reserves by investing a significant level of capital through 2008 to develop these properties.
Strategy and Competition
The Gas Production business is aggressively managing its Michigan gas producing assets to maximize returns on investment and increase earnings. We have operator responsibilities for our Michigan properties with the goal of optimizing the cost of producing reserves and adding additional reserves. During 2005, Gas Production plans to further develop and produce its Antrim shale acreage and wells.
In order to leverage our gas production capabilities and the skills and experience of other non-utility businesses, we plan to continue investing in unconventional drilling opportunities outside of Michigan such as the Barnett shale.
Fuel Transportation and Marketing
Description
Fuel Transportation and Marketing consists of DTE Energy Trading and CoEnergy, Coal Services and Pipelines, Processing & Gas Storage business. DTE Energy Trading focuses on physical power marketing and structured transactions for large customers, as well as the enhancement of returns from DTE Energy’s power plants, pipelines, and storage assets. CoEnergy focuses on physical gas marketing and the optimization of DTE Energy’s owned and contracted natural gas pipelines and gas storage capacity. We specialize in minimizing fuel costs and maximizing reliability of supply for energy-intensive customers. Additionally, we participate in coal trading and coal-to-power tolling transactions, as well as the purchase and sale of emissions credits. Pipelines, Processing & Storage has a partnership interest in an interstate transmission pipeline, seven carbon dioxide processing facilities and a natural gas storage field, as well as lease rights to another natural gas storage field. The assets of these businesses are well integrated with other DTE Energy entities.
Fuel Transportation and Marketing
Fuel Transportation and Marketing consists of the wholesale electric and gas marketing and trading operations of DTE Energy Trading, Inc. and DTE-CoEnergy L.L.C. (CoEnergy). Fuel Transportation and Marketing focuses on physical power marketing and structured transactions for large customers, as well as the enhancement of returns from DTE Energy’s power plants, pipeline and storage assets. In pursuing these goals, Fuel Transportation and Marketing may enter into forwards, futures, swaps and option contracts.
Coal Transportation and Marketing
Coal Transportation and Marketing provides fuel, transportation and equipment management services tailored to the individual requirements of each customer. We specialize in minimizing fuel costs and maximizing reliability of supply for energy-intensive customers. Our external customers include electric utilities, merchant power producers, integrated steel mills and large industrial companies with significant energy requirements. We also operate a number of railcar maintenance and repair facilities serving coal transporters, as well as other industries and rail car types. We participate in the trading of coal and emissions credits as well as coal-to-power tolling transactions.

Coal Services	2004	2003	2002
Tons of Coal Shipped (in Millions)*	39.9	32.0	28.5

*	Includes intercompany transactions
Pipelines, Processing & Storage
The Pipelines, Processing & Storage business has partnership interests in an interstate transmission pipeline, Vector Pipeline (Vector), seven carbon dioxide processing facilities and a 9.7 Bcf natural gas storage field. Additionally, we lease through 2029 a 60.5 Bcf natural gas storage field located in Michigan.
Properties
We lease approximately 2,600 rail cars. We own fixed and mobile rail car maintenance and repair facilities in Nebraska and Indiana.
The Pipelines, Processing and Storage business holds the following property:

Pipelines, Processing & Storage
Property Classification	% Owned	Description	Location
Pipelines
Vector Pipeline	40%	348-mile pipeline with	Midwest
		1,000 MMcf per day capacity
Processing Plants	90%	197 MMcf per day capacity	Northern Michigan

Storage
Washington 28	50%	9.7 Bcf of storage capacity	Washington Twp, MI
Washington 10	Leased	60.5 Bcf of storage capacity	Washington Twp, MI

Strategy and Competition
Our strategy for DTE Energy Trading and CoEnergy is to deliver value-added services to our customers. We seek to manage this business in a manner consistent with and complementary to the growth of our other business segments. We plan to focus on physical marketing and the optimization of our portfolio of energy assets. We compete with electric and gas marketers, traders, utilities and other energy providers. We have risk management and credit processes to monitor and minimize risk.
We continue to leverage our position as one of the top North American coal marketers and our reputation as an efficient manager of transportation assets. Trends such as railroad and mining consolidation and the financial uncertainty of many mining firms could have an impact on how we compete in the future. We will continue to work with suppliers and the railroads to promote secure and competitive access to coal to meet the energy requirements of our customers.
Pipelines, Processing & Storage focuses on opportunities in the Midwest-to-Northeast region that supply natural gas to meet growing demand. We expect much of the growth in the demand for natural gas in the U.S. to occur within the Mid-Atlantic and New England regions. These regions currently lack the pipeline capacity and gas storage necessary to deliver gas volumes to meet growing demand. Vector is an interstate pipeline that is filling a large portion of that need, and is complemented by our significant storage capacity. Gas Storage, Pipelines & Processing has interests in seven processing plants that extract carbon dioxide from Antrim gas production making it suitable for transportation to nearby markets. Additionally, we have contract rights in natural gas storage fields, capable of storing up to 70.2 Bcf. We plan to continue identifying asset opportunities related to natural gas storage and transmission and working with other DTE Energy affiliates to secure the market required to support asset investment. One of those opportunities is Millennium Pipeline, which we have a 10.5% interest in. Upon securing market support, the Millennium Pipeline could be in-service in the 2006-2007 timeframe and would be able to transport up to 500 MMcf per day of gas originating from our Michigan storage facilities to the higher value markets in New York.
CORPORATE & OTHER
Description
Corporate & Other includes various corporate support functions such as accounting, legal and information technology. These functions essentially support the entire company and the related costs are fully allocated to the various segments based on services utilized. Also included in Corporate and Other is DTE Energy Technologies (Dtech), that invests in emerging technologies that complement our existing businesses. Dtech has businesses that develop, assemble, market, distribute and service distributed generation products, provide application engineering, and monitor and manage system operations. Additionally, Corporate & Other holds certain non-utility debt and investments in emerging energy technologies, including assets held for sale.
In 2004, Dtech revised its strategy to reduce the losses that occurred in the development phase of the business over the past four years. As a result, we closed most of our sales offices and created two regional selling offices, located in Southern California and in Michigan. These offices will concentrate on higher-margin sales. Additionally, Dtech’s organization was reduced and realigned to be more efficient. Also in 2004, Dtech purchased the assets of the developer and assembler of its continuous duty products ranging from 75kW to 150kW. The above changes, along with reduction of Dtech’s operating expenses, are expected to improve the financial performance of this business.
Strategy and Competition
Our energy technology venture fund strategy is to invest in a profitable portfolio of energy technology companies that facilitate the creation of new businesses, and expand growth opportunities for existing

DTE Energy businesses. We seek to gain early experience in emerging energy sectors where energy trends and technologies may create potentially profitable opportunities. The investment portfolio consists of direct investments in energy technology companies and venture funds.
Dtech’s goal is to become a profitable participant in the emerging distributed generation market, providing one-stop shopping that meets customers’ total energy needs. Our strategy is to increase focus on our proprietary pre-engineered and packaged continuous duty generation products. Competition in the distributed generation business comes from distributors and manufacturers of stand-by and continuous duty generators. The success of this business depends on the continued development of new products, refinement of existing products, the expansion of customer acceptance of continuous duty distributed generation, and our ability to execute our plans.
ENVIRONMENTAL MATTERS
We are subject to extensive environmental regulation. Additional costs may result as the effects of various chemicals on the environment are studied and governmental regulations are developed and implemented. We expect to continue recovering environmental costs related to utility operations through rates charged to our customers. Greater details on environmental issues are provided in the following Notes to the Consolidated Financial Statements:

Note	Title
4	Regulatory Matters
5	Nuclear Operations
13	Commitments and Contingencies
Detroit Edison
Detroit Edison is subject to applicable permit requirements, and to potentially increased stringent federal, state and local standards covering, among other things, particulate and gaseous stack emission limitations, the discharge of wastewater into lakes and streams and the handling and disposal of waste material.
Air - The U.S. Environmental Protection Agency (EPA) has ozone transport and acid rain regulations and, in December 2003, proposed additional emission regulations relating to ozone, fine particulate and mercury air pollution. The new rules would lead to additional controls on fossil-fueled power plants to reduce nitrogen oxides, sulfur dioxide and mercury emissions. To comply with existing requirements, Detroit Edison has spent approximately $580 million through December 2004 and estimates that it will spend up to $100 million in 2005. Detroit Edison will incur from $700 million to $1.3 billion of additional future capital expenditures over the next five to eight years to satisfy both the existing and proposed new control requirements.
The EPA initiated enforcement actions against several major electric utilities citing violations of new source provisions of the Clean Air Act. Detroit Edison received and responded to information requests from the EPA on this subject. The EPA has not initiated proceedings against Detroit Edison. In October 2003, the EPA promulgated revised regulations to clarify new source review provisions going forward. Several states and environmental organizations have challenged these regulations and, in December 2003, the Court stayed the implementation of the regulations until the U.S. Court of Appeals D.C. Circuit renders an opinion in the case. We cannot predict the future impact of this issue upon Detroit Edison.
Water - Detroit Edison is required to examine alternatives for reducing the environmental impacts of the cooling water intake structures at several of its facilities. Based on the results of studies to be conducted over the next several years, Detroit Edison may be required to install additional control technologies to reduce the environmental impact of the intakes. Detroit Edison estimates that it will incur up to $50 million over the next five to seven years in additional capital expenditures to comply with these requirements.

Contaminated Sites - Detroit Edison conducted remedial investigations at contaminated sites, including two former manufactured gas plant (MGP) sites, the area surrounding an ash landfill and several underground and aboveground storage tank locations. The findings of these investigations indicated that the estimated cost to remediate these sites is approximately $8 million, which is expected to be incurred over the next several years. As a result of the investigation, Detroit Edison accrued an $8 million liability during 2004.
MichCon and Citizens
Contaminated Sites - Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. DTE Enterprises (MichCon and Citizens, a wholly owned gas utility located in Adrian, Michigan) owns, or previously owned, 18 such former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Enterprises is remediating eight of the former MGP sites and conducting more extensive investigations at five other former MGP sites. Enterprises received Michigan Department of Environmental Quality (MDEQ) closure of one site and a determination that it is not a responsible party for three other sites. Enterprises also received a closure from the EPA in 2002 for one site. While we cannot make any assurances, we believe that a cost deferral and rate recovery mechanism approved by the MPSC will prevent these costs from having a material adverse impact on our results of operations.
Other
Our non-utility affiliates are subject to a number of environmental laws and regulations dealing with the protection of the environment from various pollutants. Our non-utility affiliates are substantially in compliance with all environmental requirements.
Various state and federal laws regulate our handling, storage and disposal of waste materials. The EPA and the MDEQ have aggressive programs to manage the clean up of contaminated property. We have extensive land holdings and, from time to time, must investigate claims of improperly disposed contaminants. We anticipate our utility and non-utility companies may periodically be included in various types of environmental proceedings.
RISK FACTORS
There are various risks associated with the operations of DTE Energy’s utility and non-utility businesses. To provide a framework to understand the operating environment of DTE Energy, we are providing a brief explanation of the more significant risks associated with our businesses. Although we have tried to identify and discuss key risk factors, others could emerge in the future. Each of the following risks could affect our performance.
Michigan’s electric Customer Choice program is negatively impacting our financial performance. Even with the Customer Choice-related rate relief received in Detroit Edison’s 2004 rate orders, there continues to be considerable financial risk associated with the Customer Choice program. Choice migration is sensitive to market price, transition charges and electric bundled price increases.
Weather significantly affects our utility operations. Deviations from normal hot and cold weather conditions affect our earnings and cash flow. Mild temperatures can result in decreased utilization of our assets, lowering income and cash flow. Damage due to ice storms, tornadoes, or high winds can damage our infrastructure and require us to perform emergency repairs and incur material unplanned expenses. The expenses of storm restoration efforts may not be recoverable through the regulatory process.
Our electric utility continues to be negatively affected by competition. Deregulation and restructuring in the electric industry has resulted in increased competition and unrecovered costs that have affected and may continue to affect our financial condition, results of operations or cash flows. We are a regulated public utility, and this regulation has hindered our ability to retain customers in a competitive marketplace.
We are subject to rate regulation. We operate in a regulated industry. Our electric and gas rates are set by the MPSC and the FERC and cannot be increased without regulatory authorization. We may be impacted by new regulations or interpretations by the MPSC, the FERC or other regulatory bodies. New legislation, regulations or interpretations could change how our business operates, impact our ability to recover costs through rate increases or require us to incur additional expenses.
Our ability to utilize Section 29 tax credits may be limited. We have generated Section 29 tax credits from our synfuel, coke battery, biomass and gas production operations. We have received favorable private letter rulings on all of our synfuel facilities. All Section 29 tax credits taken after 1997 are subject to audit by the Internal Revenue Service (IRS). If our Section 29 tax credits were disallowed in whole or in part as a result of an IRS audit, there could be additional tax liabilities owed for previously recognized tax credits that could significantly impact our earnings and cash flows. The value of future credits generated may be affected by new tax legislation. Moreover, Section 29 tax credits related to generation of synfuels expire at the end of 2007. The combination of overall industry audits of Section 29 tax credits, supply and demand for investment in credit producing activities and new tax legislation could have an impact on our earnings and cash flows. We have also provided certain guarantees and indemnities in conjunction with the sales of interests in our synfuel facilities.
In addition, the value of a Section 29 tax credit in a given year is reduced if the “Reference Price” of oil within the year exceeds a threshold price and is eliminated entirely if the Reference Price exceeds a phase-out price. The Reference Price of a barrel of oil is an estimate of the annual average wellhead price per barrel for domestic crude oil, which in recent years has been $3 - $4 lower than the New York Mercantile Exchange (NYMEX) price for light, sweet crude oil.
Adverse changes in our credit ratings may negatively affect us. Increased scrutiny of the energy industry and regulatory changes, as well as changes in our economic performance could result in credit agencies reexamining our credit rating. A credit agency currently has a “negative outlook” on our ratings. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in our credit rating could restrict or discontinue our ability to access capital markets at attractive rates and increase our borrowing costs. In addition, a reduction in credit rating may require us to post collateral related to various trading contracts, which would impact our liquidity.
Regional and national economic conditions may unfavorably impact us. Our businesses follow the economic cycles of the customers we serve. Should national or regional economic conditions decline, reduced volumes of electricity and gas we supply will result in decreased earnings and cash flow. Economic conditions in our service territory also impact our collections of accounts receivable and financial results.
Environmental laws and liability may be costly. We are subject to numerous environmental regulations. These regulations govern air emissions, water quality, wastewater discharge, and disposal of solid and hazardous waste. Compliance with these regulations can significantly increase capital spending, operating expenses and plant down times. These laws and regulations require us to seek a variety of environmental licenses, permits, inspections and other regulatory approvals. We may also incur liabilities because of our emission of gases that may cause changes in the climate. The regulatory environment is subject to significant change and, therefore, we cannot predict future issues.
Additionally, we may become a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

Since there can be no assurances that environmental costs may be recovered through the regulatory process, our financial performance may be negatively impacted as a result of environmental matters.
Operation of a nuclear facility subjects us to risk. Ownership of an operating nuclear generating plant subjects Detroit Edison to significant additional risks. These risks among others, include plant security, environmental regulation and remediation, and operational factors that can significantly impact the performance and cost of operating a nuclear facility. While Detroit Edison maintains insurance for various nuclear-related risks, there can be no assurances that such insurance will be sufficient to cover our costs in the event of an accident or business interruption at our nuclear generating plant, which may affect our financial performance.
The supply and price of fuel and other commodities may impact our financial results. We are dependent on coal for much of our electrical generating capacity. Price fluctuation and coal and other fuel supply disruptions could have a negative impact on our ability to profitably generate electricity. Our access to natural gas supplies is critical to ensure reliability of service for our utility gas customers. We have hedging strategies in place to mitigate negative fluctuations in commodity supply prices but there can be no assurances that our financial performance will not be negatively impacted by price fluctuations. The price of natural gas also impacts the market for distributed generation products and other non-utility businesses that compete with utilities and alternative energy suppliers.
A work interruption may adversely affect us. Unions represent a majority of our employees. A union choosing to strike as a negotiating tactic would have an impact on our business.
Unplanned power plant outages may be costly. Unforeseen maintenance may be required to safely produce electricity or comply with environmental regulations. Our financial performance may be negatively affected if we are unable to recover such increased costs.
Our ability to access capital markets at attractive interest rates is important. Our ability to access capital markets is important to operate our businesses. Heightened concerns about the energy industry, the level of borrowing by other energy companies and the market as a whole could limit our access to capital markets. Changes in interest rates could increase our borrowing costs and negatively impact our financial performance.
We rely on cash flows from subsidiaries. Cash flows from subsidiaries are required to pay interest expenses and dividends on DTE Energy debt and securities. Should a major subsidiary not be able to pay dividends or transfer cash flows to DTE Energy, our ability to pay dividends and interest would be restricted.
Property tax reform may be costly. We are one of the largest payers of property taxes in the State of Michigan. Should the legislature change how schools are financed, we could face increased property taxes on our Michigan facilities.
We may not be fully covered by insurance. While we have a comprehensive insurance program in place to provide coverage for various types of risks, catastrophic damage as a result of acts of God, terrorism, war or a combination of significant unforeseen events could impact our operations and economic losses might not be covered in full by insurance.
Terrorism could affect our business. Damage to downstream infrastructure or our own assets by terrorist groups would impact our operations. We have increased security as a result of recent events and further security increases are expected.
Failure to successfully implement new information systems could interrupt our operations. Our businesses depend on numerous information systems for operations and financial information and billings. We are in the process of launching the first phase of our DTE2 project, a multiyear Company-

wide initiative to improve existing processes and implement new core information systems. Failure to successfully implement DTE2 and other new systems could interrupt our operations.
Our participation in energy trading markets subjects us to additional risk. Events in the energy trading industry have increased the level of scrutiny on the energy trading business and the energy industry as a whole. A decline in the confidence in the energy trading market along with stricter credit requirements has led to a decrease in the number of trading entities resulting in decreased liquidity in the energy trading market. Also, in certain situations we may be required to post collateral to support trading operations.